UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 11, 2010

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23760	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 11, 2010, American Eagle Outfitters, Inc. (the "Company") entered into an amended and restated employment agreement (the "Agreement") with James V. O'Donnell, the Company's Chief Executive Officer, effective immediately, and replacing all prior agreements.  Pursuant to the Agreement, Mr. O'Donnell will continue to serve as the Company's Chief Executive Officer through the fiscal year ending February 2, 2013 ("Fiscal 2012").  As compensation under the Agreement, Mr. O'Donnell will receive the following:

(1) Annual base salary of $1,700,000 for the fiscal year ended January 29, 2011 ("Fiscal 2010") and the deferral by Mr. O'Donnell under the Company's Deferred Compensation Plan of $700,000 in calendar 2010.  The Compensation Committee of the Board (the "Committee") will establish Mr. O'Donnell's base salary and other compensation for the fiscal year ended January 28, 2012 ("Fiscal 2011") and Fiscal 2012 by notice to him prior to the end of the prior fiscal year, which base salary shall not be less than the amount for the immediately preceding fiscal year;

(2) Eligibility to receive a performance based annual cash bonus award targeted at 130% of his base salary for Fiscal 2010, with the actual amount between zero and twice the target amount depending on achievement of objective annual performance goals;

(3) Eligibility to receive a long term incentive bonus for the fiscal year ended January 30, 2010 ("Fiscal 2009")  pursuant to the Company's long term incentive compensation plan (the "LTI Plan") in an amount  targeted at 50% of his targeted annual cash bonus award for Fiscal 2009, with the actual amount between zero and up to 100% of his targeted annual cash bonus award depending on the achievement of objective annual performance goals.  Mr. O'Donnell will receive payment of one-half of his account balance under the LTI Plan in Fiscal 2010 and the entire remaining amount in the LTI account in the Spring of 2011;

(4) Three grants of restricted stock unit awards, one for each of fiscal years 2010, 2011 and 2012, under the Company's 2005 Stock Award and Incentive Plan, as amended (the "Stock Plan").  For Fiscal 2010, the size of the award shall be equal to the number of shares of the Company's common stock determined by dividing $3,990,000 by the closing sale price on the grant date.  The award will be subject to a risk of forfeiture based on a pre-determined objective vesting performance goal and if that vesting performance goal is met, then the award will vest in three equal annual installments.  The amount of the award for fiscal years 2011 and 2012 will be established  in those years by the Committee;

(5) Three grants of long-term performance restricted stock unit awards, one for each of fiscal years 2010, 2011 and 2012, under the Stock Plan.  For Fiscal 2010, the size of the award shall be equal to the number of shares of the Company's common stock determined by dividing $2,850,000 by the closing sale price on the grant date.  The award will be subject to a risk of forfeiture based on a pre-determined objective vesting performance goal.  The amount of the award for fiscal years 2011 and 2012 will be established in those years by the Committee;

(6) Three stock option awards, one for each of fiscal years 2010, 2011 and 2012, under the Stock Plan.  The Fiscal 2010 grant shall be for the number of shares of the Company's common stock with a grant date value equal to $4,560,000 based on the method used by the Company for computing stock option expense for financial statement purposes and with an exercise price equal to the closing price of the common stock on the grant date.  The amount of the award for fiscal years 2011 and 2012 will be established in those years by the Committee.  Each option shall vest and be exercisable as to one third of the amount of the grant on each of the first three anniversaries of the grant date, subject to acceleration of exercisability in certain events;

(7) A retirement benefit in an amount equal to Mr. O'Donnell's total base salary and cash bonus compensation for the highest compensated fiscal year of the prior seven years and not less than $3,419,231.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

The information contained in Item 1.01 above is herein incorporated by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information contained in Item 1.01 above is herein incorporated by reference.

Pursuant to the terms of the Agreement, Mr. O'Donnell  received the Fiscal 2010 stock option award on January 11, 2010, consisting of 987,013 shares with an exercise price of $16.88 per share, becoming exercisable over three years as to one third of the shares on each anniversary of the grant date, and shall remain exercisable until the earlier of (a) seven years, or (b) (i) for options that are exercisable upon the termination of Executive's employment, for one year after the termination of employment and (ii) for options that are not exercisable upon the termination of Executive's employment, the options shall continue to vest and shall be exercisable for one year after the vesting date when such options first become exercisable.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between the Company and James V. O'Donnell dated January 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: January 12, 2010	By:	/s/ Neil Bulman, Jr.
Neil Bulman, Jr.
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Amended and Restated Employment Agreement between the Company and James V. O'Donnell dated January 11, 2010

* Such Exhibit is being filed herewith pursuant to Item 1.01 and Item 5.02 of the Current Report on Form 8-K.